Exhibit 99.1

Theater Xtreme Entertainment Group, Inc. 250 Corporate Blvd, Suite E Newark, DE 19702 Phone: 302-455-1334 Fax: 302-455-1612

Mr. Robert Oberosler
Chairman of the Board
Theater Xtreme Entertainment Group, Inc.
250 Corporate Blvd
Newark, DE 19702

May 14, 2008

Dear Robert:

It has been my pleasure to serve on Theater Xtreme’s Board of Directors since its formation in 2005. I feel privileged to have directed the Company during such an exciting time in its short history. Growing the business to its present state is the result of great collaboration among committed, dedicated Board members with whom I’m proud to have served. To be sure, our employees’ tireless hard work over the past few years shall provide the foundation upon which Theater Xtreme will continue to be built. It’s a legacy that I will always look back upon with fondness.

The Company is now ready to embark upon Phase 2 of its growth plan. Your Chairmanship role is clearly moving forward skillfully and with a disciplined focus on rapidly propelling Theater Xtreme to its next level. The Company is fortunate to have such a talented, seasoned individual at its helm. You are capable leader who builds upon and respects the vision I’ve carefully developed.

As your new leadership and advisory team invigorate Theater Xtreme, I recognize that it is time to stand aside and allow the new voices to grow our organization. Therefore, after considerable thought and with sadness, I tender my resignation from the Board of Directors to be effective immediately. Best wishes to the entire team.

Sincerely,

/s/ Scott Oglum

Scott Oglum
Founder
Theater Xtreme Entertainment Group, Inc